Exhibit 99.1

NEWS RELEASE

CSL006007

04/25/06

Carlisle Companies Reports a 36% Increase in First Quarter Income from Continuing Operations

CHARLOTTE, NORTH CAROLINA, April 25, 2006… Carlisle Companies Incorporated (NYSE:CSL) reported income from continuing operations of $39.1 million, or $1.26 per diluted share, for the quarter ended March 31, 2006, an increase of 36% above $28.8 million, or $0.92 per diluted share, for the first quarter 2005.   Income from continuing operations for the first quarter 2006 was positively impacted by an after-tax gain of $0.10 per diluted share related to proceeds from the favorable resolution of certain legal actions initiated by the Company. First quarter 2006 included a $0.04 per diluted share charge for the expensing of stock options. Earnings before interest and income taxes (“EBIT”) expressed as a percent of net sales increased to 10.1% for the first quarter 2006 from 8.6% for the first quarter 2005.

Net sales of $621.1 million in the first quarter 2006 were 16% above net sales of $537.7 million in the first quarter of 2005. All Carlisle segments grew organically with the strongest sales growth in the Construction Materials segment. Organic sales growth accounted for $71.9 million, or 86%, of the total quarter-over-quarter net sales growth while acquisitions in the Diversified Components segment contributed $11.5 million, or 14%.

Richmond McKinnish, Carlisle President and CEO commented, “We are satisfied with the first quarter results of our operating companies and maintain our optimism for strong performance in 2006. Our confidence in our end markets and management teams enables us to raise guidance for income from continuing operations for the full year 2006 to the range of $5.00 to $5.20 from the previous range of $4.85 to $5.05 per diluted share.”

Construction Materials:  Net sales of $228.0 million in the first quarter 2006 were 33% above the first quarter 2005 net sales of $171.5 million primarily due to very favorable weather conditions, a strong non-residential construction market and Carlisle’s expanded geographic reach and increased total system sales. Unseasonably warm weather conditions in a majority of Carlisle’s geographic markets resulted in strong sales volumes on robust construction activity during the quarter ended March 31, 2006. First quarter 2006 EBIT of $32.3 million was significantly above first quarter 2005 EBIT of $14.6 million and included a $4.7 million pre-tax gain for proceeds received from the settlement of the aforementioned legal actions. Segment EBIT also reflects a pre-tax loss for the first quarter 2006 and first quarter 2005 related to the Company’s equity share of losses at its European roofing joint venture, Icopal, of $2.9 million and $4.2 million, respectively.

Industrial Components:  Net sales of $224.1 million for the three months ended March 31, 2006 increased slightly over net sales of $222.0 million for the same period in 2005. EBIT of $21.8 million in the first quarter of 2006 was 12% below the $24.7 million reported in the first quarter of 2005. Earnings declined due to unfavorable product mix as the segment experienced lower volumes in the consumer lawn and garden, and styled wheels markets which were partially offset by increased volumes in the commercial lawn and garden, and high speed trailer markets. In addition to the unfavorable product mix, margins for the segment were also negatively impacted by increased utilities and freight costs.

Diversified Components:  Net sales of $169.0 million in the first quarter 2006 were 17% above $144.2 million for the same period of 2005 and first quarter 2006 EBIT of $17.7 million was 26% above $14.0 million reported for the same period in 2005. Strong demand in the specialty trailer business, higher volumes for the foodservice business and acquisitions in the two brake businesses accounted for most of the increase in net sales and EBIT. The Company’s refrigerated truck body business, Johnson Truck Bodies, also experienced favorable year-over-year comparisons in net sales and EBIT.

Discontinued Operations

In the fourth quarter 2005 the Company announced it was exiting the businesses of Carlisle Systems & Equipment which include Carlisle Process Systems and the Walker Group. On April 10, 2006, Carlisle announced it had signed a definitive agreement to sell Carlisle Process Systems to Tetra Pak, a division of the Tetra Laval Group, a private industrial group headquartered in Switzerland. The sale of the Carlisle Process Systems businesses is subject to regulatory approvals as well as other customary closing conditions. The Company is actively marketing the Walker Group businesses. The sale of Carlisle Process Systems and the Walker Group businesses are expected to be completed by December 31, 2006.

Income from discontinued operations, net of tax, in the first quarter 2006 was $2.1 million as compared to a loss, net of tax, of $0.5 million recorded in the first quarter 2005.

Net Income

Net income for the first quarter 2006 was $41.2 million, or $1.33 per diluted share, compared to $28.3 million, or $0.90 per diluted share, for the first quarter 2005. The increase in net income was primarily due to the increased net sales and earnings for the Construction Materials and Diversified Components segments driven by strong end market demand.

Cash Flow

Cash flow provided by continuing operations of $4.1 million for the three months ended March 31, 2006 was significantly stronger as compared with cash used by continuing operations of $39.3 million for the same period in 2005. Increased operating income and a reduction in cash required to fund working capital levels contributed to the significant improvement in operating cash flow for 2006. Cash used in investing activities was $23.6 million in 2006 compared to $23.0 million in 2005. Capital expenditures of $26.2 million were 12% above $23.4 million in 2005 as the Company continued the construction of its previously announced new production facilities in Utah and Pennsylvania for the Construction Materials segment. Cash flow provided by financing activities of $7.5 million in 2006 decreased from $64.2 million in 2005 on reduced borrowings required to fund working capital and operating needs.

Backlog

Backlog from continuing operations at March 31, 2006 of $295.4 million was consistent with the backlog of $298.5 million at December 31, 2005 and slightly higher than the backlog of $288.7 million at March 31, 2005. Decreased backlog for the Construction Materials segment was more than offset by increased backlog in the Industrial Components segment and the specialty trailer and brake businesses of the Diversified Components segment on a year-over-year basis.

Conference Call and Webcast

The Company will discuss first quarter 2006 results on a conference call for investors on Tuesday, April 25, 2006 at 11:00 a.m. Eastern. The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until May 9, 2006. A PowerPoint presentation will also be available for viewing and/or printing at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, foodservice, and data transmission industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

For the periods ended March 31

(In millions, except per share data)

	First Quarter
	2006	2005*	% Change
Net sales	$621.1	$537.7	16%

Income from continuing operations, net of tax	$39.1	$28.8	36%

Income (loss) from discontinued operations, net of tax	2.1	(0.5)	NM
Net income	$41.2	$28.3	46%

Basic earnings per share
Continuing operations	$1.28	$0.93	38%
Discontinued operations	0.07	(0.02)	NM
Net income	$1.35	$0.91	48%

Diluted earnings per share
Continuing operations	$1.26	$0.92	37%
Discontinued operations	0.07	(0.02)	NM
Net income	$1.33	$0.90	48%

SEGMENT FINANCIAL DATA (Continuing Operations)

(In millions)

First Quarter	2006			2005*
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$228.0	$32.3	14.2%	$171.5	$14.6	8.5%
Industrial Components	224.1	21.8	9.7%	222.0	24.7	11.1%
Diversified Components	169.0	17.7	10.5%	144.2	14.0	9.7%
Subtotal	621.1	71.8	11.6%	537.7	53.3	9.9%
Corporate	—	(9.2)		—	(7.1)
Total	$621.1	$62.6	10.1%	$537.7	$46.2	8.6%

* 2005 figures have been revised to reflect discontinued operations and conform with the 2006 segment presentation.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended March 31

(In thousands except per share data)

	First Quarter
	2006	2005*	% Change
Net sales	$621,105	$537,738	15.5%
Cost and expenses:
Cost of goods sold	493,725	427,571	15.5%
Selling and administrative expenses	61,359	55,015	11.5%
Research and development expenses	3,884	3,921	-0.9%
Other (income) expense, net	(455)	5,045	NM

Earnings before interest & income taxes	62,592	46,186	35.5%

Interest expense, net	4,256	3,905	9.0%

Earnings before income taxes	58,336	42,281	38.0%

Income taxes	19,252	13,524	42.4%

Income from continuing operations, net of tax	39,084	28,757	35.9%
Percent of net sales	6.3%	5.3%

Income (loss) from discontinued operations, net of tax	2,092	(502)	NM

Net income	$41,176	$28,255	45.7%

Basic earnings per share
Continuing operations	$1.28	$0.93	37.6%
Discontinued operations	0.07	(0.02)	NM
Basic earnings per share	$1.35	$0.91	48.4%

Diluted earnings per share
Continuing operations	$1.26	$0.92	37.0%
Discontinued operations	0.07	(0.02)	NM
Diluted earnings per share	$1.33	$0.90	47.8%

Average shares outstanding (000’s) - basic	30,444	30,943
Average shares outstanding (000’s) - diluted	30,977	31,331

Dividends	$7,657	$7,141
Dividends per share	$0.250	$0.230	8.7%

* 2005 figures have been revised to reflect discontinued operations.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In thousands)

	March 31,	December 31,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$23,968	$38,745
Receivables	229,632	163,277
Inventories	358,933	336,090
Prepaid expenses and other	50,612	57,272
Current assets held for sale	62,679	65,788
Total current assets	725,824	661,172
Property, plant and equipment, net	444,108	432,749
Other assets	429,998	426,381
Non-current assets held for sale	42,071	42,955
	$1,642,001	$1,563,257

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$61,513	$57,993
Accounts payable	141,642	127,698
Accrued expenses	145,209	145,375
Current liabilities associated with assets held for sale	43,196	41,645
Total current liabilities	391,560	372,711
Long-term debt	282,212	282,426
Other liabilities	187,075	176,911
Non-current liabilities associated with assets held for sale	1,045	970
Shareholders’ equity	780,109	730,239
	$1,642,001	$1,563,257

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Three months ended March 31

(In thousands)

	2006	2005*
Operating activities
Net income	$41,176	$28,255
Reconciliation of net earnings to cash flows:
(Income) loss from discontinued operations, net of tax	(2,092)	502
Depreciation and amortization	14,133	13,230
Loss on equity investments	2,954	3,878
Foreign exchange gain	693	398
Deferred taxes	2,188	1,331
Loss on investments, property and equipment, net	325	34
Receivables under securitization program	(4,900)	(10,000)
Working capital	(50,032)	(75,691)
Other	(369)	(1,222)
Net cash provided by (used in) operating activities	4,076	(39,285)
Investing activities
Capital expenditures	(26,185)	(23,353)
Proceeds from investments, property and equipment	2,374	29
Other	224	312
Net cash used in investing activities	(23,587)	(23,012)
Financing activities
Net change in short-term debt and revolving credit lines	4,654	67,331
Reductions of long-term debt	—	(129)
Dividends	(7,657)	(7,141)
Treasury shares and stock options, net	10,512	4,119
Net cash provided by financing activities	7,509	64,180
Net cash used in discontinued operations	(2,810)	(717)
Effect of exchange rate changes on cash	35	323
Change in cash and cash equivalents	(14,777)	1,489
Cash and cash equivalents
Beginning of period	38,745	25,018
End of period	$23,968	$26,507

* 2005 figures have been revised to reflect discontinued operations.